Exhibit 99.1

BLUE MARTINI SOFTWARE ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2004

Company Announces Cost Restructuring Strategy To Reduce Break-Even Point

SAN MATEO, Calif., (July 20, 2004) – Blue Martini Software, Inc. (NASDAQ: BLUE) today reported financial results for the second quarter of 2004. The financial results are consistent with the preliminary results announced on July 1, 2004. License revenues for the second quarter of 2004 were $1.6 million, compared to $2.5 million for the second quarter of 2003. Total revenues for the second quarter of 2004 were $7.2 million, compared to $7.9 million for the second quarter of 2003. Net loss for the second quarter of 2004 was $4.1 million, or $0.34 per share, compared to net loss of $4.8 million, or $0.45 per share, for the second quarter of 2003.

Blue Martini Software had cash, cash equivalents and short-term investments totaling $38.8 million or $3.18 per share outstanding at June 30, 2004. The decrease in cash balances for the second quarter of 2004 was $3.0 million compared to a decrease of $4.3 million for the second quarter of 2003.

For additional information on Blue Martini Software’s reported results, see the accompanying financial tables.

Blue Martini Software also announced that it is reducing its cost structure by approximately 25% to lower its quarterly license revenue break-even point to approximately $5 million.

“Like many software companies, we were surprised by delays in IT spending during the quarter. Although several companies dedicated significant time and resources in evaluating our solutions, several deals did not close as expected. Consequently, we fell significantly short of our license revenue expectations. We are continuing to diligently pursue these deals,” said Monte Zweben, Chairman and CEO, Blue Martini Software.

Zweben continued, “Given our results, the uncertainty surrounding the IT spending environment, and our determination to reach profitability, we decided to reduce our cost structure substantially. I remain optimistic about our opportunities in the sales optimization market. Our improved cost structure, enhanced management team, and continued focus on partners – particularly IBM – position us to improve execution and to reach our goal of reaching sustainable profitability.”

Blue Martini Software’s second-quarter financial results will be discussed Tuesday, July 20, 2004 at 1:30 pm PT and available by calling (303) 262-2131 at least 5 minutes prior to the start time, or by logging in to the investor relations section at www.bluemartini.com. A replay of the call will be available via telephone through August 3, 2004 by dialing (303) 590-3000, passcode #11002469 and via the company’s website for at least three months.

About Blue Martini Software: Blue Martini Software is a leading provider of sales optimization systems. Our software proactively guides sales people, partners, and customers through sales interactions, helping them to sell more. Over 160 companies worldwide including Carrefour, DuPont, Harley Davidson, Kohl’s, Mitsubishi, Panasonic, Saks Fifth Avenue, and Sprint have adopted our sales optimization systems to sell more effectively. Blue Martini Software is headquartered in San Mateo, California and can be reached at 650-356-4000 or www.bluemartini.com. .

###

Note to editors: “Blue Martini” and “Blue Martini Software” are trademarks of Blue Martini Software, 2600 Campus Drive, San Mateo, CA 94403. Other product and company names mentioned in this news release may be the trademarks of their respective owners and are mentioned for identification purposes only.

This news release regarding Blue Martini Software’s second-quarter 2004 financial results includes forward-looking statements, based on current expectations, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: risks associated with quarterly fluctuations in Blue Martini Software’s revenues or other operating results: risks associated with failure by Blue Martini Software to meet financial expectations of analysts and investors; risks associated with the development and licensing of software generally, including potential delays in software development or release, technical difficulties in software deployment or use, and long and variable sales cycles; competition and technological changes and developments; financial and other impacts of staffing reductions and other cost-control measures; risks associated with foreign operations and economies; and general economic and market conditions. Details on these and other risks are set forth in Blue Martini Software’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission (“SEC”). These filings are available on a website maintained by the SEC at www.sec.gov. Blue Martini Software assumes no obligation to update the information in this news release.

Contacts:

Investors: Moira Conlon, Financial Relations Board, 310-407-6524,

mconlon@financialrelationsboard.com

Media: Julie Huang, Schwartz Communications, 415-512-0770, bluemartini@schwartz-pr.com

###

FINANCIAL TABLES FOLLOW

###

BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
License	$1,582	$2,510	$4,932	$4,266
Professional services	3,267	3,360	6,541	7,361
Maintenance	2,333	2,003	4,603	3,903

Total services	5,600	5,363	11,144	11,264

Total revenues	7,182	7,873	16,076	15,530
Cost of revenues:
License	219	355	482	673
Service	3,226	3,675	6,319	7,792

Total cost of revenues	3,445	4,030	6,801	8,465

Gross profit	3,737	3,843	9,275	7,065

Operating expenses:
Sales and marketing	4,145	4,840	9,087	9,093
Research and development	2,371	2,418	4,830	4,902
General and administrative	1,394	1,715	2,975	3,519
Amortization of deferred stock compensation	—	299	96	767
Impairment of long-lived assets and goodwill	—	(571)	—	(571)
Restructuring charges	—	180	—	180

Total operating expenses	7,910	8,881	16,988	17,890
Loss from operations	(4,173)	(5,038)	(7,713)	(10,825)
Interest income and other, net	100	289	329	645

Net loss	$(4,073)	$(4,749)	$(7,384)	$(10,180)

Basic and diluted net loss per common share	$(0.34)	$(0.45)	$(0.62)	$(0.96)

Shares used in computing basic and diluted net loss per common share	12,100	10,640	11,940	10,595

BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$38,749	$46,188
Accounts receivable, net	2,999	3,787
Prepaid expenses and other current assets	1,318	1,334

Total current assets	43,066	51,309
Property and equipment, net	383	469
Intangible and other assets, net	267	302

Total assets	$43,716	$52,080

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$314	$891
Accrued employee compensation	2,389	2,951
Accrued restructuring charges	890	794
Other current liabilities	3,562	4,216
Deferred revenues	4,667	4,872

Total current liabilities	11,822	13,724

Accrued restructuring charges, less current portion	1,060	1,637

Total liabilities	12,882	15,361

Stockholders’ equity:
Common stock and additional paid-in-capital (12,171 and 11,542 shares outstanding in 2004 and 2003, respectively)	259,851	258,155
Accumulated other comprehensive income	(1,047)	(850)
Accumulated deficit	(227,970)	(220,586)

Total stockholders’ equity	30,834	36,719

Total liabilities and stockholders’ equity	$43,716	$52,080

4